Exhibit 99.2

Report of Independent Accountants

To the Board of Directors of

Chase Bank USA, N.A., Transferor and Servicer

We have examined management’s assertion, included in the accompanying Management Report on Internal Control over Servicing of Securitized Credit Card Receivables, that Chase Bank USA, N.A. (the “Bank”), as servicer of the First USA Credit Card Master Trust (the “Trust”), maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2005, in compliance with the First USA Credit Card Master Trust Amended and Restated Pooling and Servicing Agreement dated March 28, 2002 (as amended, supplemented or otherwise modified, the “Pooling and Servicing Agreement”), based on criteria for effective internal control established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bank’s management is responsible for maintaining effective internal control over such servicing of securitized credit card receivables. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over such servicing of securitized credit card receivables, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over such servicing of securitized credit card receivables to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assertion that Chase Bank USA, N.A., as servicer of the First USA Credit Card Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2005, in compliance with the Pooling and Servicing Agreement, is fairly stated, in all material respects, based on the criteria for effective internal control established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ PricewaterhouseCoopers LLP

March 30, 2006

March 30, 2006

Management Report on Internal Control over

Servicing of Securitized Credit Card Receivables

Management of Chase Bank USA, N.A. (the “Bank”), as servicer of the First USA Credit Card Master Trust (the “Trust”), is responsible for establishing and maintaining effective internal control over servicing of securitized credit card receivables in compliance with the First USA Credit Card Master Trust Amended and Restated Pooling and Servicing Agreement dated March 28, 2002 (as amended, supplemented or otherwise modified, the “Pooling and Servicing Agreement”).

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to such servicing of securitized credit card receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of the Bank, as servicer of the First USA Credit Card Master Trust, assessed its internal control over servicing of securitized credit card receivables as of December 31, 2005 in compliance with the Pooling and Servicing Agreement, based on the criteria for effective internal control established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Bank, as servicer of the First USA Credit Card Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2005, in compliance with the Pooling and Servicing Agreement, based on the criteria for effective internal control established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Raymond Fischer
Raymond Fischer
Chief Financial Officer
Chase Bank USA, N.A.

/s/ Keith Schuck
Keith Schuck
President
Chase Bank USA, N.A.